EXHIBIT 99.1

GEOWORKS ANNOUNCES INTEGRATED PRODUCT STRATEGY; STREAMLINES ORGANIZATION; UPDATES REVENUE GUIDANCE

ALAMEDA, Calif., June 12 /PRNewswire/ -- Geoworks Corporation (Nasdaq: GWRX - news), a leader in mobile data software and services, today announced it has reorganized its operations around a single Mobile Products and Services product strategy. The company is exiting the Mobile ASP(TM) (Application Service Provider) market and accelerating the integration of its two software platforms, Mobile Server+(TM) and the AirBoss(TM) Application Platform, into a single integrated product offering for enterprise applications. As a result of the reorganization, the company will reduce its workforce by approximately 22 percent, or 43 employees, and implement other cost cutting measures that will save approximately $2.0 million per quarter going forward. The company expects to incur approximately $3.0 million in restructuring charges in the quarter ended in June.

"Given current market conditions and our available resources, we believe it is imperative to focus our efforts in the area of greatest current potential while reducing operating expenses," said David Grannan, CEO of Geoworks. "We believe our greatest opportunity is targeting the enterprise through the wireless carrier, like our relationship with Cingular, to use the AirBoss Application Platform as the foundation for enterprise mobile application development across its data network. To strengthen our competitive position, we are accelerating the integration of our two software products -- a process that began last July when we acquired the AirBoss business unit of Telcordia Technologies for its enterprise-focused, carrier-grade application development platform.

"We have a clear objective: to provide a single, integrated, infrastructure product offering to wireless carriers worldwide," Grannan continued. "We believe with the integration of Mobile Server+ and AirBoss we are uniquely qualified to enable wireless carriers to deliver on the promise of always on mobile applications over today's 2G and 2.5G networks. Our software enables easy migration of existing corporate intranet solutions to the wireless Web and the rapid development of new applications to support the mobile enterprise. Our relationship with Cingular Interactive is a template for our model going forward: working with carriers to reach the enterprise, partnering with solution providers and building developer communities to facilitate the adoption of our software."

To reflect the new organizational structure, Geoworks made a number of management changes. Dave Grannan, currently CEO of Geoworks, has reassumed the additional role of president. Steve Baker, currently president and chief operating officer, will step down from a management role with the company while continuing to be involved in driving the success of Geoworks as an active member of the board of directors. Baker will remain with the company through August to assist with the transition. Dave Pepe, currently vice president of Mobile Products, has been promoted to senior vice president of Mobile Products and Services.

"The elimination of Mobile ASP and the integration of our Mobile Products and Services groups will result in significant cost savings," said Tim Toppin, chief financial officer of Geoworks. "A


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key reason we have taken these steps to reduce spending levels is the continued
market softness for technology and telecommunications. As a result of these market conditions, we expect revenue for the first fiscal quarter ended in June to be between $3.0 million and $3.4 million, which is below our initial expectations of $3.9 million to $4.4 million.

"For the year, we expect revenue from our mobile data software products to almost double. However, as a result of the impact of market conditions, our exit from the Mobile ASP market and the planned decline in revenue from our legacy operating system products, we currently forecast total revenues for our fiscal year ended in March 2002 to be essentially flat with total revenue for our most recent fiscal year. We have cut our expense levels significantly to reflect these lowered revenue expectations," Toppin said.

Grannan concluded, "With these changes, I believe Geoworks is better positioned for success in the market for mobile data software. By integrating the operations of our products and services groups, exiting the ASP market, accelerating the integration of our product lines and refining our market focus, we marshal all of our resources behind a single strategic product and services offering, while substantially lowering current spending levels. Our strong professional service capabilities support that strategy from a technical, operational and financial perspective. We are focused on selling an integrated, enterprise-oriented product offering, providing leading-edge infrastructure capabilities for 2.5G networks to wireless carriers worldwide."

Conference Call/Webcast

Management of Geoworks will hold a conference call today, Tuesday, June 12, 2001, at 2:30 p.m. Pacific Daylight Time, to discuss this announcement, the company's strategy and management's expectations. Investors can listen to the call via the Internet at www.streetfusion.com or at www.geoworks.com, or participate in the call at 800-248-9412. The call will be archived at www.geoworks.com through June 30, 2001. Investors can also access a replay via telephone at 800-633-8284 through Tuesday, June 19, 2001. The access code for the replay is 19123018.

About Geoworks

Geoworks Corporation is an innovator in industry-leading software and service solutions to enable personalized, real-time access to corporate and Internet data. Geoworks AirBoss(TM) Application Platform provides the foundation for creating enhanced wireless solutions that can access corporate data, such as e-mail, intranets and the Internet, over a wide variety of wireless networks and computing devices. MobileServer+(TM), Geoworks' open architecture wireless platform, enables companies to build mobile information, multimedia and m-commerce services to meet the expanding needs of today's mobile users. Based in Alameda, California, the company has additional offices in New Jersey, Japan and the United Kingdom, and can be found on the World Wide Web at www.geoworks.com.

Statements in this press release that relate to future results and events are based on the company's current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including risks related to the


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company's ability to execute on an integrated product strategy, the company's ability to attract additional carrier customers, the company's ability to build strategic relationships with distributors and developers, the company's history of operating losses, competition in mobile data software and related services, the continuing adequacy of the company's capital resources, the company's dependence on the development of mobile device content and services, the company's dependence on a limited number of revenue-generating customers, fluctuations in the company's operating results, currency fluctuations and other risks related to international operations, and the company's dependence on certain key personnel. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission.





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